EXHIBIT 99.5

Stock Option Plan Proposal: Institutional Investor Presentation Annual Meeting Date - Tuesday, March 4, 2003 [Slides for use by management in discussions with the financial community]

Safe-Harbor Statement This presentation contains forward-looking statements (including, without limitation, statements relating to our ability to restore profitability, positive cash flow and the desired ROIC; the ability of this option exchange program, if offered, to help retain employees and extend the life of the 1999 Stock Option Plan; outcome of the stockholder vote on the program; review of the program by the SEC; the ability of the company to offer the program to optionees in all countries, or at all, in the discretion of the Agilent Compensation Committee; optionee participation rates; and the potential for pricing the new stock option grants at a level which would successfully realign option values) that involve risks and uncertainties that could cause results of Agilent Technologies to differ materially from management's current expectations. These risks are detailed in reports filed with the Securities and Exchange Commission, including Agilent's Annual Report on Form 10-K for the year ended Oct. 31, 2002. This presentation is being made January 21, 2003 through March 4, 2003 The content of this presentation contains time-sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date, Agilent will not be reviewing or updating the material that is contained herein

Agilent has not commenced the stock option exchange program referred to in this communication, and will not unless the proposal to amend Agilent's 1999 Stock Plan is passed at the annual meeting of stockholders in March 2003. If we implement the stock option exchange, Agilent will provide eligible option holders with written materials explaining the precise terms and timing of the exchange offer. Eligible option holders should read these written materials carefully because they will contain important information about the program. These materials and other documents filed by Agilent with the SEC can be obtained free of charge from the SEC's website at www.sec.gov. The option exchange program is subject to securities regulation in most countries and will not be offered in any country until Agilent complies with all regulations and receives requisite government approvals. Agilent option holders may obtain a written copy of the tender offer statement, when available, by contacting Global Equity Programs at Agilent Technologies Inc., 395 Page Mill Road, MS A3-05, Palo Alto 94306.

We've made considerable progress in a difficult year Lowering structural costs & improving asset utilization Implementing major ERP/CRM systems replacements Bringing new products to market & gaining share FY2003 goals represent a seminal transition year To restore profitability and positive cash flow profile To begin an extended business recovery We know we must continue to perform to improve relative valuation Confident we will complete transformation into true global leader - top line AND bottom line Driving towards 20%+ ROIC and consistently positive cash flow Our Progress in FY2002 and Looking Forward

Background on the Proposal In an effort to continue to position Agilent for long-term success, we believe it is important to provide incentives to employees who will help achieve this success Agilent management has made incredible strides in restoring financial health to the company and moving all management to variable compensation based on return on invested capital Unfortunately Agilent's underwater stock options remain an issue - the product of a new company formed at the height of the market, resulting in little hold on employees Agilent's option program strives to align employee interests with shareholder interests, while ensuring retention and competitive positioning when the labor market turns around This proposal provides a good alternative to the current situation and allows the company to reduce the outstanding option overhang and extend the life of the current option program

Executive Officers Employees 91% 9% The majority of Agilent's stock options are granted to rank and file employees Total Agilent options granted from FY2000-FY2002 Broad Distribution of Stock Options

General Characteristics of the Program Issue General Assumptions Rationale Shares covered Agilent 1999 Stock Plan options in excess of: $25/share Strike price "floor" for participation Eligibility No Section 16 officers or directors Complies with ISS guidelines for shareholder approval of cancel/regrant programs Exchange ratios 1.5:1 on options $25.01 to $39.99 2:1 on options $40 to $69.99 2.5:1 on options $70 to $89.99 4:1 on options $90 and above Black-Scholes economic value, simplified to ease communication and encourage participation. Complies with ISS guidelines. Vesting Reset to zero and vest all new options over two years Encourages retention while reflecting average vested position on current underwater options Expected participation 60% on options $25.01 to $39.99 75% on options $40 to $69.99 85% on options $70 to $89.99 90% on options $90 and above iQuantic Buck experience with other cancel/regrant programs Timing To Be Determined Shareholder approval required Term of Option Carry over existing remaining term, I.e., not restart at 10 yrs Consistent w/economically neutral exchange

Program Details Economically neutral exchange Section 16 officers and Board of Directors excluded Agilent 1999 Plan options only Above $25 strike price eligible for exchange

Program Details (con't) Elections can be made grant by grant Options granted in the six-months immediately prior to beginning of the offer, if any, must be surrendered at 1-to-1 exchange in order to participate Two-year vesting (50%-50%)* Carry over existing remaining life of options* * This may not be true in all countries. Options surrendered at 1-to-1 exchange will retain original vesting

Economically Neutral Exchange Ratios Price range Exchange ratios 100 shares replaced by New price $25.01 to $39.99 1.5 : 1 66 shares FMV will be set at grant date, which will be at least six months and one day after cancellation $40.00 to $69.99 2 : 1 50 shares FMV will be set at grant date, which will be at least six months and one day after cancellation $70.00 to $89.99 2.5 : 1 40 shares FMV will be set at grant date, which will be at least six months and one day after cancellation $90.00 and above 4 : 1 25 shares FMV will be set at grant date, which will be at least six months and one day after cancellation

Investors Reduce issued overhang by 15-25% Agilent program demonstrates good corporate citizenship Submit practices to shareholders Exclude Section 16 officers and directors Economically neutral No carry-over vesting Aligns employee interests with shareholder interests Company Designed to retain workers and better align their interests with shareholders Eliminates unproductive options "Re-glue" employees by re-setting vesting period on options Employees Re-energize employees Benefits of the Program

Other Alternatives Considered... Stay the Course High unproductive overhang Risk of losing critical employees when market turns around Underwater options are a de-motivator to employees Repurchase Significant short-term cash cost Cancel/Delayed Regrant Reduce issued overhang Could extend life of reserves one year Re-energize, re-glue employees

Median Stock Option Burn Rates AGILENT MARKETS *includes ramp from initial start-up grants 12.0% 10.0% 0.0% 2.0% 6.0% 4.0% 8.0% 2000 Burn Rate Internet 11.2% Semiconductor 4.9% 9.2% Software Computers/ Computer Peripherals 5.9% 1.2% 2001 Burn Rate Broad High Tech 6.4% Instruments 4.0% Tele - Communications 6.4% Networking 8.6% General Industry Agilent's burn rate is in line with benchmarks and has been declining Source: iQuanticBuck High Tech Option Practices 2002 Survey 6.0%* 1.0% 4.4% 5.3% 5.1% 4.5% 8.1% 6.1% 8.5% 9.0% AGILENT 2002 Burn Rate (4.3%) 2003 Approved Burn Rate (3.2%)

Statistics End of FY02 End of FY02 in FY02 20,158,595 # options shares o/s* 73,499,599 # HP shares o/s 13,302,732 # Agilent shares o/s 60,196,867 Reserve 51,148,560 TCSIO 467,000,000 Option Overhang 15.7% Burn Rate 4.3% Agilent Approved Burn Rate Actual Used FY00 6.0% 6.0% (initial start up) FY01 5.0% 4.5% (war for talent) FY02 4.6% 4.3% (underwater) FY03 3.2% (15M shares) # options shares granted * Excludes BOD shares